Exhibit 19.1

My- Size Inc.

Insider Trading Policy

Purpose and Policy

The purpose of this Insider Trading Policy of My-Size Inc. (the “Company”) is to clarify the circumstances under which trading in the stock of the Company or another publicly-traded company with which the Company has business dealings (each, a “Third Party”) by the Company’s directors, officers, other employees and consultants will result in civil liability and criminal penalties, as well as disciplinary action by the Company.

During the course of your employment or service with the Company, you may receive important information about the Company or a Third Party that is not yet publicly available (“Inside Information”). Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock, or to disclose such information to a third party who does so (known as a “Tippee”).

It is illegal for anyone to use Inside Information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. Use of Inside Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a Tippee, or even a Tippee of a Tippee. Furthermore it is important that the appearance as well as the act of insider trading in stock be avoided.

Persons Covered

This Insider Trading Policy is divided into two parts: The first part applies to all directors, officers, other employees and consultants of the Company and its subsidiaries. The second part imposes special additional trading restrictions applicable to all directors, executive officers of the Company and its subsidiaries, as well as the employees listed on Appendix A hereto (collectively, “Covered Persons”). In either case, the Policy also applies to such persons’ family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to, the influence or control of such person.

Application

Anyone who effects transactions in the Company’s or a Third Party’s stock (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, including imprisonment, as well as disciplinary action by the Company, up to and including termination for cause.

This Insider Trading Policy will continue to apply to your transactions in the Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of material nonpublic information when your employment or service terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.

A director, officer, other employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s Compliance Officer.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Insider Trading Policy should report the violation immediately to the Compliance Officer or through the procedures for anonymous reporting outlined in the Company’s Code of Business Conduct and Ethics.

Part 1

Materiality

As a practical matter, it is sometimes difficult to determine whether the information you possess is “material.” The key to determining whether nonpublic information you possess about a public company is material is whether dissemination of the information would be likely to affect the market price of a company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public.

Additionally, you may not discuss material, nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in “chat rooms” or other electronic discussion groups on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously. You may never recommend to another person that he or she buy or sell our stock.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

(a)	significant changes in the Company’s prospects;

(b)	financial results or forecasts;

(c)	development of new products or technology, expansion into new markets or changes in the Company’s strategic plan or corporate objectives;

(d)	establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;

(e)	communications with government agencies;

(f)	new major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

(g)	potential mergers, acquisitions, tender offers or the purchase or sale of substantial assets of the Company or a subsidiary thereof, even if preliminary in nature;

(h)	significant write-downs in assets or increases in reserves;

(i)	extraordinary borrowings;

(j)	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);

(k)	significant changes in control or senior management;

(l)	significant changes in compensation policy;

(m)	bankruptcies or receiverships;

(n)	actual or threatened major litigation, or a major development in or the resolution of such litigation; and,

(o)	Change in independent auditors or a notification that the Company can no longer rely on an auditor’s report.

If you are not sure whether information is considered material, you should either consult with the Compliance Officer (identified below) or assume that the information is “material” and treat it as Inside Information.

Public vs Non-Public

Insider trading prohibitions come into play only when you possess information that is material and “non-public”. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information has been publicly disclosed in a press release or in a filing with the Securities and Exchange Commission before you can treat the information as public.

Non-public information may include:

(a)	information available to a select group of analysts or brokers or institutional investors;

(b)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and,

(c)	Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as Inside Information.

The Company’s Compliance Officer is responsible for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(a) assisting with implementation of this Policy;

(b) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(c) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth below.

General Policy on Trading

(a) No officer, director, other employee or consultant of the Company may purchase or sell any Company security, whether or not issued by the Company, while in possession of Inside Information about the Company.

(b) No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time.

(c) No director, officer, other employee or consultant may purchase or sell any security of any Third Party while in possession of Inside Information about that company that was obtained in the course of his or her involvement with the Company.

(d) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth below.

Exceptions

Generally, option exercises under the Company’s incentive plans or purchases under the Company’s employee stock purchase plans, are exempt from this Policy since the other party to the transaction is the Company and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. However, the subsequent sale or other disposition of such stock is fully subject to the trading restrictions imposed by this Policy.

Part 2

Pre-clearance Procedures

While the onus of complying with all insider trading and filing requirements remains with the individual, to provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, we are implementing the following procedure for all Covered Persons.

(a) Subject to the exemption in subsection (c) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time even without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(b) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be requested;

(c) Pre-clearance is not required for purchases and sales of securities under a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that the plan was adopted in accordance with Company policies (an “Approved 10b5-1 Plan”). With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during the following periods (each, a “Blackout Period”).

(a) the period beginning at the close of the market on the last business day of each fiscal quarter and ending at the close of business on the second day following the date the Company’s financial results are publicly disclosed and Form 10Q or Form 10K is filed. For example, if the Company releases its quarterly financial results prior to the opening of trading on a Thursday, the Blackout Period would end prior to the opening of trading on the following Monday;

(b) any special period imposed by the Company while non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending but has not been publicly disclosed. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c) Blackout Period restrictions do not apply to transactions under an Approved 10b5-1 Plan.

Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

My- Size Inc.

Insider trading Policy Acknowledgment and Certification

To My- Size Inc..

I,___________________________, have received and read a copy of the My-Size Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with My-Size Inc. I understand that this policy constitutes a material term of my employment or other service relationship with My-Size Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)